Exhibit 9(viii) under Form N-1A
                                              Exhibit 10 under Item 601/Reg. S-K



                   Retirement Plan Service Company of America
                          Sub-Transfer Agency Agreement



This Agreement made effective the 20th day of February, 1998, is entered into by and among Federated Services Company, a Delaware business trust having its principal office and place of business at Federated Investors Tower, Pittsburgh, Pennsylvania 15222-3779, ("TA"), Retirement Plan Service Company of America, a Delaware business trust having its and place of business at 5800 Corporate Drive, Building 2, Pittsburgh, Pennsylvania 15237-5829, ("Agent") and Vision Group of Funds, Inc., on behalf of each portfolio listed on Exhibit A and such additional investment portfolios as may, by resolution, agree to the appointment of Agent thereunder (collectively the "Funds").

         WHEREAS, Agent is a registered Transfer Agent.

         WHEREAS, TA has entered into an Agreement for Fund Accounting and Transfer Agency Services ("TA Agreement") with the Funds, pursuant to which the Funds have appointed TA as transfer agent to the Funds and each portfolio thereunder; and

         WHEREAS, the Agent provides shareholder recordkeeping and valuation, which may include processing services for various retirement plans (the "Plans"); and

     WHEREAS, certain of the Plans intend to invest in one or more of the Funds; and

         WHEREAS, the Funds desire and instruct TA to appoint Agent as its sub-transfer agent for the limited purposes set forth herein;

         NOW THEREFORE, in consideration of the premises and mutual promises set forth herein, TA, the Funds and Agent agree as follows:


Article 1.      Appointment of Agent.

         TA appoints Agent as sub-transfer agent for the purposes of receiving and transmitting orders for the purchase and redemption of Fund shares. Agent agrees to accept such appointment.


Article 2.      Duties of Agent.

         Agent agrees that it will perform its duties in accordance with the operating procedures (the Procedures") attached hereto as Exhibit B.


Article 3.      Fees and Expenses.

         A.     Annual Fee

                For performance by Agent pursuant to this appointment, Funds agree to pay Agent an annual fee of $12 per participant account for each fund. Such fees may be changed from time to time by mutual written agreement.

         B.     Payment

                Agent will provide TA with:

                      1.     Total number of participants invested in the Funds.

                      2. Number of participants per Fund.

                      3. An invoice for the total fee due to the Agent.


Article 4.      Representations and Warranties.

         A.     Representations and Warranties of Agent

                Agent represents and warrants to TA and the Funds that:

                      1. It is a business trust duly organized and existing and in good standing under the laws of the state of Delaware.

                      2. It is empowered under applicable laws and by its charter and by-laws to enter into and perform under this Agreement.

                      3. All requisite corporate proceedings have been taken to authorize it to enter into and perform under this Agreement.

                      4. It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

         B.     Representations and Warranties of TA

                TA represents and warrants to Agent that:

                      1. It is a business trust duly organized and existing and in good standing under the laws of the State of Delaware.

                      2. It is empowered under applicable laws and by its charter and by-laws and by the Funds to enter into and perform this Agreement.

                      3. All requisite corporate proceedings have been taken to authorize it to enter into and perform under this Agreement.

                      4. It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Appointment.

                      5. It is in compliance with federal securities law requirements and in good standing as a sub-transfer agent.

                It is understood and agreed that TA makes no representation or warranty as to whether payment of the fees contemplated herein with respect to a retirement plan constitutes a prohibited transaction as defined in ss.406 of The Employee Retirement Income Security Act of 1974 (ERISA) (29 U.S.C. 1106), or ss.4975 of The Internal Revenue Code of 1986 as amended (IRC) (26 U.S.C. ss.4975).

         C.     Representations and Warranties of the Funds

                The Funds hereby represent and warrant that except as noted on Exhibit A:

                      1. The Funds either are or are a component of a Corporation organized and existing and in good standing under the laws of the State of Maryland.

                      2. Each Fund is empowered under applicable laws and by its Organization Documents and By-Laws to enter into the TA Agreement.

                      3. All corporate proceedings required by said organization documents and By-Laws have been taken to authorize it to enter into and perform under this Agreement.

                      4. Each Fund is an open-end investment company registered under the 1940 Act ("Investment Company").

                      5. A registration statement under the 1933 Act will be effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of each Fund being offered for sale.


Article 5.      Covenants.

         A.     Covenants of Agent

                Agent covenants that Agent shall utilize and employ all reasonable control procedures available in its performance of the services rendered hereunder, and Agent shall promptly advise TA of any errors or mistakes in the data or information transmitted to TA, the records maintained or output generated thereby and, using normal audit and control procedures, Agent shall verify all information received from TA;

         B.     Covenants of TA

                TA covenants that TA shall promptly advise Agent of any errors or mistakes in the data or information transmitted to Agent, the records or output generated thereby, and, using normal audit and control procedures, TA shall verify all information received from Agent.


Article 6.      Standard of Care/Indemnification.

         A.     Standard of Care

                Agent shall be held to a standard of reasonable care in carrying out the provisions of this Agreement; provided, however that Agent shall be held to any higher standard of care which would be imposed upon Agent by any applicable law or regulation.

         B.     Indemnification by Agent

                TA and the Funds and their officers, directors and employees shall not be responsible for and Agent shall indemnify and hold TA and the Funds and their officers directors and employees harmless against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liabilities arising out of or attributable to:

                      1. The Agent's refusal or failure to comply with the terms of this Agreement, or which arise out of the Agent's lack of good faith, gross negligence or willful misconduct or which arise out of the breach of any material representation or warranty of Agent hereunder.

                      2. The reliance on or use by Fund or TA or their sub-transfer agents or subcontractors of information, records and documents in proper form which:

                             (a)    are received by Fund or TA or their
                                    sub-transfer agents or subcontractors and furnished to them by or on behalf of Agent, regarding the purchase, redemption or transfer of shares, or

                             (b) have been prepared and/or maintained by Agent or its affiliates or any other person or firm on behalf of Agent.

                Notwithstanding the above, the TA shall not be protected by this
                Article 6.B. from liability for any act or omission resulting from TA's lack of good faith, gross negligence, or willful misconduct.

         C.     Reliance

                At any time TA or Agent may apply to any officer of a Fund for instructions, and may consult with legal counsel with respect to any matter arising in connection with the services to be performed by TA or Agent under this Agreement, and TA and its sub-transfer agents or subcontractors and Agent and its agents or subcontractors shall not be liable and shall be indemnified by the appropriate Fund for any action reasonably taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel provided such action is not in violation of applicable Federal or state laws or regulations.

         D.     Notification

                In order that the indemnification provisions contained in this
                Article 6 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent.


Article 7.      Amendment.

         TA shall not agree to any amendment or waiver of the provisions of the TA Agreement which would affect Agent's interests hereunder without the written consent of Agent, which shall not be unreasonably withheld. This Agreement may be terminated at any time by sixty (60) days' written notice given by Agent to TA or by TA to Agent; provided, however, that this Agreement may be terminated immediately at any time by TA in the event that the TA Agreement is terminated, or in the event that Agent fails to cure a breach of, or a failure to perform its duties under this Appointment within thirty (30) days following written notice of such breach or failure.


Article 8.      Miscellaneous.

         A. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement may be executed simultaneously in counterparts, each of which taken together shall constitute one and the same instrument.

         B. The provisions of this Agreement shall in no way limit the authority of the Funds or their representatives to take such action as it or they may deem appropriate or advisable in connection with all matters relating to the operations of such Fund and/or sale of its shares.


Article 9.      Notices.

         Except as otherwise specifically provided herein, Notices and other writings may be delivered or mailed postage prepaid to the Funds at 5800 Corporate Drive, Pittsburgh, Pennsylvania 15237-7010, to TA at Federated Investors Tower, Pittsburgh, Pennsylvania 15222-3779, and to Agent at 5800 Corporate Drive, Building 2, Pittsburgh, Pennsylvania 15237-5829.


Article 10.     Merger of Agreement.

         This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject hereof whether oral or written.


Article 11.     Force Majeure.

         No party to this agreement shall have any liability for cessation of services hereunder or any damages resulting therefrom to any other party hereunder as a result of work stoppage, power or other mechanical failure, natural disaster, governmental action, communication disruption or other impossibility of performance.


Article 12:     Limitation of Liability

         Agent is hereby expressly put on notice of the limitation of liability as set forth in the Declarations of Trust of the TA and agrees that the obligations assumed by the TA pursuant to this Agreement shall be limited in any case to the TA and its respective assets, and Agent shall not seek satisfaction of any such obligation from the shareholders of the TA, the Trustees, officers, employees or sub-transfer agents of the TA, or any of them.


Article 13.     Severability.

         In the event any provision of this Agreement is held illegal, void or unenforceable, the balance shall remain in effect.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf under their seals by and through their duly authorized officers, as of the 20th day of February, 1998.



                               FEDERATED SERVICES COMPANY



                               By:  /s/ Lawrence L. Caracciolo
                                              Lawrence L. Caracciolo
                                               Senior Vice President



                               RETIREMENT PLAN SERVICE COMPANY OF AMERICA



                               By:  /s/ Timothy J. Ciccone
                                                Timothy J. Ciccone
                                       Vice President, Business Development



                               VISION GROUP OF FUNDS, INC.



                               By:   /s/ Beth S. Broderick
                               Typed Name:  Beth S. Broderick
                               Title:  Vice President

                                    EXHIBIT A



Fund Name             Cusip Number
Vision Capital Appreciation Fund                              92830F 70 3
Vision Treasury Money Market                                  92830F 10 9
Vision Money Market   92830F 30 7
Vision U.S. Government Securities                             92830F 40 6
Vision Growth & Income                                        92830F 60 4
Vision Equity Income Fund                                     92830F 80 2
Vision New York Municipal Income Fund                         92830F 50 5
Vision New York Tax-Free Money Market Fund                    92830F 20 8

                                    EXHIBIT B


                              Operating Procedures

     TA will establish a single, separate account for the interest of each Plan in each of the Funds selected. Agent will maintain Plan participant accounts. Agent will separately place purchase and redemption orders for each Plan with TA in accordance with the procedures listed below.

1. All orders accepted and transmitted by Agent hereunder with respect to each Plan on any business day will be based upon instructions that it received from the Plan or Plan participants in proper form prior to 4:00 p.m. ET on that business day (day 1).

2. TA will furnish Agent by 7:00 p.m. (day 1) the net asset value per share as of the close of business and any appropriate accrual/dividend factors for all Funds.

3. TA will accept net trade orders from Agent until 8:00 a.m. on the following business day (day 2). These trades will be entered at the net asset value as of the close of business on day 1.

4. The settlement date for all trades is day 2. Settlements shall be made by Fed Wire transfer between the trustee or custodian of the Plan and the Fund.

5. TA will furnish Agent a confirmation with respect to each order placed hereunder. Upon receipt of each confirmation Agent shall verify its accuracy and shall notify TA of any errors appearing thereon.

6. TA shall promptly furnish Agent with notice of any dividends or distributions payable on the shares of each Fund. All such dividends and distributions shall be automatically reinvested in additional shares of the Funds. TA shall notify Agent as to the number of shares so issued.

7. TA shall provide Agent with semi-annual and annual reports and proxy materials for each Fund and such other information with respect to each Fund as Agent may reasonably request.

8. Agent shall transmit to TA such information concerning the Plans and participants in the Plans as TA shall reasonably request to perform its duties under this Agreement and the TA Agreements and to enable Funds to comply with applicable state Blue Sky laws, and all other laws and regulations.